Exhibit 99.1

NEWS RELEASE

Fujifilm Holdings Announces Agreement to Acquire SonoSite, Inc.

Transaction combines high-quality imaging technologies and pioneering point-of-care expertise to drive next generation medical imaging solutions

Tokyo, Japan / Bothell, WA, U.S. – December 15, 2011 – FUJIFILM Holdings Corporation (TSE: 4901, hereinafter: Fujifilm), a diversified technology company that operates in healthcare, highly functional materials, and document solutions, announced today that it has entered into a definitive agreement with SonoSite, Inc. (NASDAQ: SONO, hereinafter: SonoSite), a pioneer and leader in bedside and point-of-care ultrasound technology, pursuant to which Fujifilm will acquire SonoSite for approximately $995 million (which includes amounts payable in connection with its convertible debt). The transaction was unanimously approved by the Boards of Directors of both companies.

Fujifilm, through a U.S. subsidiary, will make an all-cash tender offer to purchase all outstanding shares of SonoSite common stock for $54 per share in cash. The purchase price represents a premium of 50.0% over SonoSite’s average closing stock price over the three months ended December 14, 2011, and a 75.4% premium over the closing price on November 2, 2011, the last trading day before news reports relating to a possible sale transaction were first published. The tender offer is scheduled to commence within 20 business days and will remain open for 21 U.S. business days.  The transaction is conditioned on the tender of a majority of the outstanding shares of SonoSite and remains subject to the satisfaction of customary closing conditions, including expiration of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and necessary foreign jurisdictions.  Following the completion of the tender offer, Fujifilm intends to acquire the remaining outstanding shares of SonoSite common stock through a second-step merger.

SonoSite’s Board of Directors will recommend that SonoSite’s shareholders tender their shares to Fujifilm pursuant to the offer. Upon completion of the acquisition, SonoSite will become a wholly owned subsidiary of Fujifilm, and will continue operations in Bothell, WA.  SonoSite will continue to be managed by its current leadership team, who will play a key role in driving the group’s future growth in the medical equipment sector, a key strategic pillar of Fujifilm.

SonoSite, a world leader in point-of-care ultrasound products (POCU), specializes in the development of ultra portable and robust devices that are used in more than 20 clinical specialties.  The company also recently expanded into the pre-clinical research market with its newly acquired ultra-high frequency micro-ultrasound technology. SonoSite’s systems ultimately improve healthcare delivery and efficiency by enabling physicians to deliver safer and less expensive care in hospitals and beyond.

SonoSite’s products are designed for applications where ultrasound has not typically been used, such as emergency medicine, surgery, critical care, internal medicine, musculoskeletal, and vascular access procedures, as well as for imaging in traditional applications, such as radiology, cardiology, vascular medicine, and obstetrics and gynecology.

This transaction will bring together the complementary strengths of Fujifilm’s high-quality imaging technologies and SonoSite’s pioneering point-of-care expertise and miniaturization capabilities, amplifying the business’ leadership within the growing POCU sector. In particular, the combined entity will be well-positioned to:

•	Develop and produce industry-leading and price-competitive products for both point-of-care and traditional diagnostic markets, utilizing Fujifilm and SonoSite’s innovative manufacturing technologies.
•	Drive the geographic expansion of POCU devices by deploying a worldwide sales infrastructure and distribution channels on a reciprocal basis.
•
Accelerate the development and commercialization of next generation compact, easy-to-use and high-quality medical imaging devices resulting from the combination of Fujifilm’s proprietary imaging and laser technology and SonoSite’s advanced ASIC technology, cutting edge high-frequency ultrasound and transducer technology and its photoacoustic imaging technology.

Leveraging their existing and future product portfolio Fujifilm and SonoSite will be able to capture the significant growth opportunities arising from new application areas in point-of-care ultrasound diagnosis and treatment.

Commenting on the transaction, President and CEO of Fujifilm, Shigetaka Komori said, “We are delighted to be joining forces with SonoSite. This transaction significantly accelerates Fujifilm’s full-scale entry into the fast-growing hand-carried ultrasound equipment market and will position ultrasonography as a strategic pillar for the future growth of our medical systems business.  Beginning with the sales of X-ray films in 1936, Fujifilm gradually developed its business in the medical field. Since the release of the world’s first FCR digital x-ray diagnostic imaging system in 1983, the company has continuously pursued one central goal: providing easy-to-interpret, high-quality images at the medical frontline. We are confident that, together with SonoSite, we will further enhance our technological expertise to develop medical imaging devices that contribute to the improvement of medical diagnostics and care quality for patients worldwide.”

SonoSite’s President and CEO, Kevin Goodwin, said, “We are pleased that this transaction gives our shareholders the opportunity to realize full value for their SonoSite shares.  We are also very excited to be partnering with Fujifilm as it will enable us to significantly accelerate our international business and product development efforts, and respond to the fast-evolving needs of physicians around the world. We believe that the performance, size, ease of use, and cost-effectiveness of our products will drive further growth in existing ultrasound markets, and are opening new markets as they bring ultrasound visualization out of the imaging lab and to the point-of-care, whether at the patient’s bedside or the physician’s examination table.”

Fujifilm has successfully transformed its business structure for growth by expanding from traditional photographic film to other priority business fields. Positioning the medical systems and life sciences business as one of its key growth areas, Fujifilm is seeking to cover “prevention, diagnosis, and treatment” comprehensively as a total healthcare company.

Barclays Capital is acting as financial advisor to Fujifilm and Shearman & Sterling LLP is acting as legal counsel.  J.P. Morgan Securities LLC and GCA Savvian Advisors, LLC are acting as exclusive financial advisors to SonoSite and Fenwick & West LLP is acting as legal counsel.

-Ends-

MEDIA CONTACTS

FUJIFILM Holdings Corporation:
Fujifilm Holdings Public Relations Division		+81-3-6271-2000
Kreab Gavin Anderson:	Tokyo	+81-3-5404-0640 (M. Hattori/D. Stawinoga)
	NY	+1-646-490-2767 (J. Goldman-Brown)
SonoSite, Inc.:
Investor Relations:	Seattle	+1-425-951-1398	(Marcus Smith)
Public Relations:	Seattle	+1-425-951-1375	(Lisa Fritzky)

NOTES TO EDITORS

About SonoSite, Inc.

SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in bedside and point-of-care ultrasound and an industry leader in ultra high-frequency micro-ultrasound technology and impedance cardiography equipment. Headquartered near Seattle, the company is represented by 14 subsidiaries and a global distribution network in over 100 countries. SonoSite’s small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high-performance ultrasound to the point of patient care.

About FUJIFILM Holdings Corporation

FUJIFILM Holdings Corporation is the holding company of the Fujifilm Group having three operating companies such as FUJIFILM Corporation, Fuji Xerox Co., Ltd.  and Toyama Chemical Co., Ltd. under its umbrella. The group’s priority business fields are: medical/life sciences such as medical equipment, pharmaceuticals, functional skin care cosmetics and nutritional supplements; graphic arts such as printing materials and equipment; documents such as office equipment/printing; optical devices such as camera phone lens units; highly functional materials such as LCD materials; digital imaging such as digital cameras, digital printing, and Photobook.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This announcement contains certain “forward-looking statements” concerning Fujifilm and SonoSite. These forward-looking statements may be identified by words such as ‘believes’, ‘expects’, ‘anticipates’, ‘projects’, ‘intends’, ‘should’, ‘seeks’, ‘estimates’, future’ or similar expressions or by discussion of, among other things, strategy, goals, plans or intentions.  The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Many of these risks and uncertainties relate to factors that are beyond the companies’ abilities to control or estimate precisely, such as future market conditions, the behaviors of other market participants, the effects of the transaction making it more difficult to maintain existing relationships with employees, customers or business partners, and other business effects, including the effects of industry, economic or political conditions, and therefore undue reliance should not be placed on such statements. Examples of forward-looking statements in this press release include, but are not limited to, statements regarding the proposed acquisition of SonoSite by Fujifilm, such as: the timing of the tender offer and the merger; results of the review of the transaction by regulatory agencies, and any conditions imposed in connection with consummation of the transaction; approval of the transaction by the shareholders of SonoSite; and satisfaction of various other conditions to the closing of the transaction. Actual results may differ materially from those in the forward-looking statements. For information regarding other related risks, please see the “Risk Factors” section of SonoSite’s filings with the Securities and Exchange Commission (the “SEC”), including its most recent filings on Form 10-K and Form 10-Q.  SonoSite and Fujifilm assume no obligation to update these forward-looking statements, except as required pursuant to applicable law.

NOTE TO INVESTORS

The tender offer to purchase shares of SonoSite common stock referenced in this press release has not yet commenced, and this press release is neither an offer to purchase, nor a solicitation of an offer to sell, any securities. The tender offer to purchase shares of SonoSite common stock will be made only pursuant to a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer (the “Tender Offer Statement”), which Fujifilm will file with the SEC and mail to SonoSite stockholders.  At the time the tender offer is commenced, SonoSite will file a Solicitation /

Recommendation Statement on Schedule 14D-9 with respect to the tender offer (the “Recommendation Statement”).  Investors and security holders of SonoSite are advised to read the Tender Offer Statement and Recommendation Statement carefully when they become available, before making any investment decision with respect to the tender offer because they will contain important information about the tender offer.  Investors and security holders of SonoSite also are advised that they may obtain free copies of the Tender Offer Statement and other documents filed by Fujifilm with the SEC (when these documents become available) and the Recommendation Statement and other documents filed by SonoSite (when these documents become available) on the SEC’s website at http://www.sec.gov.  In addition, free copies of the Tender Offer Statement and related materials may be obtained (when these documents become available) from Fujifilm’s website at http://www.fujifilmholdings.com/en/investors/index.html; and free copies of the Recommendation Statement and related materials may be obtained (when these documents become available) from SonoSite by written request to Investor Relations, 21919 30th Drive S.E., Bothell, Washington 98021.